ATSG regains Compliance with Nasdaq Listing Rules

WILMINGTON, Ohio, June 4, 2009 - Air Transport Services Group, Inc. (NASDAQ: ATSG) announced today that The Nasdaq Stock Market has informed the Company that it has regained compliance with Nasdaq listing rules.

The Company received a written notification from The NASDAQ Stock Market ("NASDAQ") on September 16, 2008, indicating that the minimum bid price of the Company's common stock had fallen below $1.00 for 30 consecutive trading days and that it was therefore not in compliance with NASDAQ Marketplace Rule 4405(a)(5). The Company was given a period of time to regain compliance with Nasdaq's listing rules.

Today the Company received notice from The Nasdaq Stock Market that the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive business days and that the Company has regained compliance with Nasdaq's listing rules.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., Airborne Maintenance and Engineering Services, Inc. and LGSTX Services, Inc.

Contact: ATSG, Inc.

Quint O. Turner, 937-382-5591

Chief Financial Officer